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                                                                    Exhibit 99.3

                  [LETTERHEAD OF RICHARDS, LAYTON & FINGER]

                                January 13, 1999

Unity First Acquisition Corp.
Suite 1500
245 Fifth Avenue
New York, New York 10016

Ladies and Gentlemen:

            We have acted as special Delaware counsel to Unity First Acquisition Corporation, a Delaware corporation (the "Company" or the "Corporation"), in connection with a proposed amendment to the certificate of incorporation of the Company. In this connection, you have requested our opinions as to certain matters of Delaware law.

            For the purpose of rendering our opinions as stated herein, we have examined and have relied as to certain matters of fact upon the following documents:

            (i) the Restated Certificate of Incorporation of the Company dated November 8, 19961 as filed with the Secretary of State of the State of Delaware;

            (ii) the Prospectus of the Company dated November 17, 1996, as filed with the Securities and Exchange Commission (the "SEC"); and

            (iii) the Joint Proxy Statement/Prospectus dated September 14, 1998, as filed with the SEC.
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Unity First Acquisition Corp.
January 13, 1999
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            With respect to the foregoing documents, we assume: (i) the authenticity of all documents submitted to us as originals, the conformity to the authentic original documents of all documents submitted to us as copies or forms, the genuineness of all signatures and the legal capacity of all natural persons; and (ii) that the foregoing documents, in the forms thereof submitted to us for our review, have not been and will not be altered or amended in any respect material to our opinions as expressed herein. Except as listed above, we have not reviewed any document for purposes of rendering our opinions as expressed herein, and we assume there exists no provision of any such other document that bears upon or is inconsistent with our opinions as expressed herein. In addition, we have conducted no independent factual investigation of our own, but rather have relied as to factual matters solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we assume to be true, complete and accurate in all material respects.

                                   BACKGROUND

      The Company was formed on May 30, 1996, to serve as a vehicle to effect a business combination (a "Business Combination") with an operating business which the Company believes would have significant growth potential. The Company is known as a "blank check" company, i.e., a development stage company that has no specific business plan or has indicated that its business plan is to engage in a merger or acquisition with an unidentified company. In November 1996 the Company successfully consummated an initial public offering (an "IPO") of 1,250,000 units ("Units"), each Unit consisting of one share of common stock and two warrants to purchase the stock
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Unity First Acquisition Corp.
January 13, 1999
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of the Company. Ninety percent of the proceeds from the IPO are held in trust and cannot be released until the earlier of a Business Combination or a liquidation of the Company.

      The Company originally intended to have 18 to 24 months in which to consummate a Business Combination or else the Company would commence liquidation proceedings. Article SEVENTH, Paragraph (c) of the certificate of incorporation of the Company (the "Certificate of Incorporation") states that:

      In the event that the Corporation does not consummate a Business Combination by the later of (i) 18 months after consummation of the IPO or (ii) 24 months after the consummation of the IPO in the event that an agreement for a Business Combination was executed but was not consummated within such 18 month period (the later of such dates being referred to as the "Termination Date"), the officers of the Corporation shall take all such actions as may be necessary to dissolve and liquidate the Corporation within sixty days of the Termination Date. In the event that the Corporation is so dissolved and liquidated, liquidating distributions shall be made only with respect to the Public Shares and the Corporation shall pay no liquidating distribution with respect to any shares of Common Stock outstanding prior to the consummation of the IPO.

Article SEVENTH also states, among other things, that Paragraph (c) shall apply during the period commencing upon the consummation of the IPO and terminating upon the consummation of any Business Combination and may not be amended during such period.

      On May 6, 1998, the Company and Worlds Inc. ("Worlds") executed a definitive letter of intent relating to a proposed Business Combination between the Company and Worlds (the "Worlds Transaction"). This letter of intent was signed within the 18 month period after the IPO, thus the Company had an additional six months to consummate a Business Combination. A definitive merger agreement was executed by the Company and Worlds on June 25, 1998. The Company and Worlds mailed a joint proxy statement/prospectus dated September 14, 1998 to the Company's
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Unity First Acquisition Corp.
  January 13, 1999
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shareholders announcing a meeting of the Company's shareholders to vote on the
Worlds Transaction on October 29, 1998. The Worlds Transaction, however, did not close and now more than 24 months have passed since the IPO of the Company.

      The Company now proposes to amend Article SEVENTH of the Certificate of Incorporation to remove the requirement that the Company commence liquidation proceedings in the event that it has not consummated a Business Combination within the period defined by the Certificate of Incorporation.

                                    ANALYSIS

      You have requested our opinion as to whether the proposed amendment to Article SEVENTH will be valid despite the language in the Certificate of Incorporation which attempts to preclude any amendment to Article SEVENTH. The General Corporation Law of the State of Delaware (the "GCL") is considered to be part of every certificate of incorporation of every Delaware corporation. 8 Del.
C. ss. 394. Section 242(a) of the GCL provides that a corporation

      ...may amend its certificate of incorporation, from time to time, in any and as many respects as may be desired, so long as its certificate of incorporation as amended would contain only such provisions as it would be lawful and proper to insert in an original certificate of incorporation filed at the time of the filing of the amendment...

8 Del. C. ss. 242(a) ("Section 242(a)").

      Section 242(a) has been interpreted as providing an unequivocal and unqualified grant to a corporation of the right to amend its certificate of incorporation, so long as the amended certificate of incorporation complies with the GCL. See Drexler, Black & Sparks, Delaware Corporation Law and Practice, ss.
32.03 (1998) ("it is fair to say that under current law the right of Delaware corporations to amend their charters in accordance with statutory procedures is largely
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Unity First Acquisition Corp.
January 13, 1999
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untrammeled"). Article SEVENTH purports to take away this statutory right insofar as the Company is concerned. An unequivocal statutory right generally cannot, however, be eliminated by the certificate of incorporation. While the case support for this proposition is not definitive, the Delaware decisions indicate that the Certificate of Incorporation cannot deny rights granted by statute. See Loew's Theaters. Inc. v. Commercial Credit Co., Del. Ch., 243 A.2d 78, 81(1968); Davis v. Louisville Gas & Electric Co., Del. Ch., 142 A. 654, 657
(1928); Gaskill v. Gladys Belle Oil Co., Del. Ch., 146 A. 337, 340 (1929). As the court stated in Loew's, "a charter provision which seeks to waive a statutory right or requirement is unenforceable." Loew's, 253 A.2d at 81. The GCL does allow the ability to amend the charter to be modified by the charter itself in certain specific instances identified by the GCL, but it does not follow that a certificate of incorporation can eliminate entirely the right to amend the charter.

      Accordingly, the provision in Article SEVENTH which attempts to waive the statutory right to amend the certificate of incorporation is contrary to Delaware law and cannot prevent the Company and its stockholders from amending the Certificate of Incorporation pursuant to and in accordance with the provisions of Section 242 of the GCL.

      We know of no Delaware case directly on point. Our conclusion is based on the reasoning set forth above. We are of the opinion that if properly presented with the question a Delaware court would hold that the proposed amendment to Article SEVENTH is valid.

      We also note that the proposed amendment would not appear to affect the rights of existing public stockholders (i.e., stockholders other than those affiliated with the Company) unfairly. As noted above, the sole right of a public stockholder under the current Certificate of Incorporation
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Unity First Acquisition Corp.
January 13, 1999
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should a Business Combination not occur within the 24 month period is to have the Company liquified and to receive as a result thereof a liquidating distribution. You have informed us, and with your permission we assume for the purposes of this opinion, that any public stockholder who wishes to do so can have his shares purchased by the Company at a price equal to that which would be paid in the liquidating dividend and that the Company has sufficient legally available funds to consummate such purchases.

      The foregoing opinion is limited to the General Corporation Law. We have not considered and express no opinion on the effect of any other laws or the law of any other state or jurisdiction, including federal laws regulating securities or other federal laws, or the rules and regulations of stock exchanges or of any other regulatory body.

      This opinion is rendered solely for your benefit in connection with the matters addressed herein and, without our prior written consent, this opinion may not be relied upon by you for any other purpose, or furnished or quoted to, or relied upon by, any other person or entity for any purpose.

                                        Very truly yours,

                                        /s/ Richards, Layton & Finger